Exhibit 8.1

April 27, 2018

To the Addressees Listed

on Schedule A hereto

Ladies and Gentlemen:

We have acted as counsel to Public Service Company of New Hampshire, a New Hampshire corporation (the “Company”), and PSNH Funding LLC 3, a Delaware limited liability company (the “Issuer”), in connection with the issuance and sale by the Issuer of (i) $235,900,000 aggregate principal amount of Tranche A-1 Rate Reduction Bonds, Series 2018-1 (the “Tranche A-1 Rate Reduction Bonds”), (ii) $111,600,000 aggregate principal amount of Tranche A-2 Rate Reduction Bonds, Series 2018-1 (the “Tranche A-2 Rate Reduction Bonds”) and (iii) $288,163,200 aggregate principal amount of Tranche A-3 Rate Reduction Bonds, Series 2018-1 (the “Tranche A-3 Rate Reduction Bonds”, and together with the Tranche A-1 Rate Reduction Bonds and the Tranche A-2 Rate Reduction Bonds, the “Rate Reduction Bonds”), in each case issued pursuant to the Indenture, to be dated on or around May 11, 2018 (the “Indenture”), between the Issuer and The Bank of New York Mellon as indenture trustee (the “Indenture Trustee”), as supplemented by the Series Supplement, to be dated on or around May 11, 2018, between the Issuer and the Indenture Trustee. This opinion is furnished pursuant to Section 9(j) of the Underwriting Agreement, to be dated on or around May 4, 2018 (the “Underwriting Agreement”), among the Issuer, the Company, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as Representatives of the several Underwriters listed on Schedule II thereto, relating to the issuance and sale of the Rate Reduction Bonds. Capitalized terms that are used and not defined in this opinion letter have the meanings given to them in the Underwriting Agreement or the Indenture, as applicable.

In connection with this opinion letter, we have reviewed the following documents (referred to herein collectively as the “Transaction Documents,” each of which, unless otherwise noted, is dated as of the Closing Date):

(a)                        the registration statement of the Issuer and the Company on Form SF-1 (Nos. 333-223108 and 333-223108-01), together with all amendments and all exhibits thereto (the “Registration Statement”), including the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1, all as filed with the

Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”);

(b)                        the Underwriting Agreement;

(c)                         the Rate Reduction Bonds;

(d)                        the Indenture;

(e)                         the Series Supplement;

(f)                          the Sale Agreement;

(g)                         the Servicing Agreement; and

(h)                        the Administration Agreement.

The documents referred to in clauses (b) through (h) above are referred to herein collectively as the “Bond Documents”.

We have reviewed such other certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies. Where documents have been submitted to us in draft form, we have assumed that the final documents will be identical to such drafts in all material respects. As to any facts material to the opinions expressed herein, we have relied, without independent verification, upon certificates and statements and representations and warranties of officers and other representatives, agents and counsel of the Company, the Issuer, the Indenture Trustee and other parties to the Transaction Documents and their related exhibits and of public officials.  Furthermore, we have assumed that such representations and warranties will remain true and accurate at the time of issuance of the Rate Reduction Bonds.

In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed, and are relying thereon without independent investigation, that the Rate Reduction Bonds will be issued, and all relevant transactions will occur, in accordance with the Transaction Documents. We have also assumed that each of the Issuer, the Company and the Indenture Trustee (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver each of the Bond Documents to which it is a party and to perform its obligations thereunder and (c) has duly authorized, executed and delivered each of the Bond Documents to which it is a party. Finally, we have assumed that the Financing Act is valid and that the Financing Order (as defined in the Registration Statement) (x) is valid, complies with New Hampshire law and is in full force and effect, (y) is final and non-appealable, and (z) has been enacted by the State of New Hampshire to facilitate the recovery of certain specified costs incurred by the Company.

In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, financial calculations, warranties, covenants, certifications and assumptions as to factual matters contained in any Transaction Document or otherwise provided to us or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

Based upon the foregoing and based upon, in particular, Revenue Procedure 2005-62, 2005-2 C.B. 507, and subject to the qualifications, representations, warranties, covenants, certifications, financial calculations and assumptions stated herein and in the Transaction Documents, we are of the opinion that if (i) all of the parties and signatories to the Transaction Documents comply (without waiver) with all of the provisions of the Indenture and the other Transaction Documents to be prepared and executed in connection with such transaction (ii) the Rate Reduction Bonds are issued as described in the Transaction Documents and not as part of another transaction or series of transactions that would require the Issuer, the Company, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration or list maintenance requirements of section 6011, 6111 or 6112 of the Internal Revenue Code, as amended (the “Code”), and (iii) the representations and warranties received from the Company and the Issuer are true and accurate at the date of issuance of the Rate Reduction Bonds, then, in each case below, solely for United States federal income tax purposes:

1.                                      the issuance of the Rate Reduction Bonds will be a “qualifying securitization” within the meaning of Revenue Procedure 2005-62;

2.                                      the Issuer will not be treated as a taxable entity separate and apart from the Company;

3.                                      the Rate Reduction Bonds will be characterized as obligations of the Company for United States federal income tax purposes as expressly set forth in section 6.02 of Revenue Procedure 2005-62; and

4.                                      the Company will not be treated as recognizing gross income upon the issuance of the Rate Reduction Bonds.

This opinion is based upon current provisions of the Code, the Treasury regulations issued thereunder (the “Regulations”), and current administrative rulings and court decisions, and other applicable authorities, all of which are subject to legislative or interpretive changes that may be retroactively applied. No transactions closely comparable to those contemplated herein have been the subject of such authorities. No ruling has been or will be obtained from the Internal Revenue Service as to the United States federal income tax matters addressed herein and no assurance can be given that the Internal Revenue Service, or if challenged, a court, would concur with the opinions set forth below. We express no opinion as to any laws other than the federal income tax laws of the United States. We undertake no obligation to update this opinion letter after the date hereof or advise you of changes in the event there is any change in legal authorities, facts, qualifications, representations, warranties, covenants, certifications, financial calculations, assumptions or Transaction Documents on which this opinion letter is based (including the taking of any action by any party or signatory to the basic documents or any amendments to any basic documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of these items upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so. We also caution you that our opinions depend upon the facts, qualifications, representations, warranties, covenants, certifications, financial calculations, assumptions and Transaction Documents to which this letter refers, which are subject to change, reinterpretation and misunderstanding. Our conclusion could differ if these items on which we have relied are, become or are found to be, different.

In rendering this opinion letter, other than as expressly stated above, we do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed above, including without limitation, (i) any statute, regulation or provision of law of any state, county, municipality or other political subdivision or any agency or instrumentality thereof, (ii) the securities laws of any jurisdiction or (iii) the tax laws of any jurisdiction (other than the federal income tax laws of the United States and only as specifically described in the opinions above). Additional issues may exist that could affect the United States federal tax treatment of the transaction that is the subject of this opinion letter, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues.

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule A

Addressees

Public Service Company of New Hampshire

PSNH Funding LLC 3